EXHIBIT 99.1

Aerojet Rocketdyne Holdings, Inc. Reports Third Quarter 2017 Results

EL SEGUNDO, Calif., Nov. 02, 2017 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) today reported results for the third quarter ended September 30, 2017.

Financial Overview

Third quarter of fiscal 2017 compared with third quarter of fiscal 2016

  Net sales for the third quarter of fiscal 2017 totaled $484.1 million compared with $463.8 million for the third quarter of fiscal 2016.
  Net income for the third quarter of fiscal 2017 was $12.6 million, or $0.17 diluted income per share, compared with a net loss of $(11.1) million, or $(0.17) loss per share, for the third quarter of fiscal 2016.
  Adjusted EBITDAP (Non-GAAP measure*) for the third quarter of fiscal 2017 was $55.2 million compared with $40.6 million for the third quarter of fiscal 2016.
  Segment performance before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure*) was $54.0 million for the third quarter of fiscal 2017, compared with $47.2 million for the third quarter of fiscal 2016.
  Cash used in operating activities in the third quarter of fiscal 2017 totaled $(11.8) million compared with $45.1 million of cash provided by operating activities in the third quarter of fiscal 2016.
  Total funded backlog as of September 30, 2017 was $2.1 billion compared with $2.3 billion as of December 31, 2016.
  Total contract backlog as of September 30, 2017 was $4.3 billion compared with $4.5 billion as of December 31, 2016.

First nine months of fiscal 2017 compared with first nine months of fiscal 2016

  Net sales for the first nine months of fiscal 2017 totaled $1,349.0 million compared with $1,229.1 million for the first nine months of fiscal 2016.
  Net income for the first nine months of fiscal 2017 was $42.8 million, or $0.57 diluted income per share, compared with a net loss of $(0.1) million, or $0.00 loss per share, for the first nine months of fiscal 2016.
  Adjusted EBITDAP (Non-GAAP measure*) for the first nine months of fiscal 2017 was $167.0 million compared with $133.2 million for the first nine months of fiscal 2016.
  Segment performance before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure*) was $153.7 million for the first nine months of fiscal 2017, compared with $124.8 million for the first nine months of fiscal 2016.
  Cash provided by operating activities in the first nine months of fiscal 2017 totaled $25.9 million, compared with $49.2 million in the first nine months of fiscal 2016.

_________
* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States (“GAAP”). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

“I'm pleased with our financial performance through the first three quarters of 2017,” said Eileen Drake, CEO and president of Aerojet Rocketdyne Holdings, Inc. “Year-to-date sales growth was a solid 10%, including 7 points of organic growth and 3 points from the Coleman Aerospace acquisition.” Third quarter net sales of $484 million were up 4% compared with the comparable 2016 period; year-to-date net sales of $1,349 million were up 10% compared with the comparable 2016 period.

“Additionally, our continued focus on contract execution contributed to our solid earnings growth,” said Drake. Favorable contract performance from lower program risks and expected costs drove $11.5 million of favorable changes in contract estimates in the current quarter. Net income of $12.6 million was up $23.7 million compared to the $11.1 million net loss recorded in the third quarter of 2016. “Adjusted EBITDAP was up 36% for the quarter with margins up 2.6 points,” said Drake. Adjusted EBITDAP of $55.2 million was up $14.6 million compared with the third quarter of 2016, and EBITDAP margins of 11.4% were up from 8.8%. The third quarter of 2017 earnings growth was driven by the absence of environmental reserves of $16.4 million (pre-tax) recorded in the third quarter of 2016 and favorable contract performance, partially offset by higher stock compensation expense of $8.7 million (pre-tax) driven by the strong stock price appreciation in the quarter. Cash flow was down for the quarter as segment performance improvements were offset by the adverse timing of program working capital and significantly higher cash contributions to the pension plan, consistent with our prior disclosures.

“This quarter, we continued to build on our operational achievements, including support of the Terminal High Altitude Area Defense (‘THAAD’) missile defense system’s 15th successful intercept test in 15 attempts, where Aerojet Rocketdyne provided systems for both THAAD and the Missile Defense Agency’s target. We also completed our third and fourth tests of the RS-25 engine flight controller that will be used on NASA’s Space Launch System (‘SLS’) for deep space exploration, and that is now ready for integration with the rocket’s core stage for SLS’s maiden flight,” said Drake.

“Aerojet Rocketdyne was also recently selected by both Northrop Grumman and Boeing to support a U.S. Air Force contract related to the Ground Based Strategic Deterrent acquisition program. The program is expected to span approximately three years and culminate in a weapon system preliminary design,” said Drake. “Our considerable progress is testament to our commitment to driving long-term value for our customers and shareholders.”

“Finally, last month we broke ground on our Advanced Manufacturing Facility located in Huntsville, Alabama which is expected to begin production of high-quality and affordable aerospace products for our customers by the end of 2019,” said Drake. “Huntsville, known as Rocket City, will continue to grow as a key aerospace and defense hub for our nation for many decades to come, and Aerojet Rocketdyne plans to be a leader in the region as they grow.”

Operations Review

Aerospace and Defense Segment

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

	(In millions, except percentage amounts)

Net sales	$482.5	$462.2	$1,344.2	$1,224.3
Segment performance	46.7	24.2	137.6	88.7
Segment margin	9.7%	5.2%	10.2%	7.2%
Segment margin before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure)	11.1%	10.0%	11.3%	10.0%
Components of segment performance:
Aerospace and Defense	$53.5	$46.4	$151.6	$122.3
Environmental remediation provision adjustments	(0.5)	(16.4)	(1.6)	(16.8)
Retirement benefits, net	(6.4)	(5.6)	(14.4)	(16.8)
Unusual items	0.1	(0.2)	2.0	—
Aerospace and Defense total	$46.7	$24.2	$137.6	$88.7

Third quarter of fiscal 2017 compared with third quarter of fiscal 2016

The increase in net sales was primarily due to an increase of $31.3 million in space programs primarily driven by the RS-25 program development and integration effort in support of the SLS development program. The increase in net sales was partially offset by a decrease of $20.2 million in defense programs primarily driven by lower deliveries on the THAAD and Standard Missile programs partially offset by the net sales generated from the Coleman Aerospace acquisition.

Segment margin before environmental remediation provision adjustments, retirement benefits, net and unusual items increased primarily due to favorable contract performance on the THAAD program due to reduced program risks and cost reductions.

First nine months of fiscal 2017 compared with first nine months of fiscal 2016

The increase in net sales was primarily due to an increase of $162.6 million in space programs primarily driven by the following: (i) the RS-25 program development and integration effort in support of the SLS development program; (ii) increased development effort and production volume on the Commercial Crew Development program; and (iii) increased deliveries on the Atlas V program. The increase in net sales was partially offset by a decrease of $52.2 million in defense programs primarily driven by lower deliveries on the THAAD and Standard Missile programs partially offset by the net sales generated from the Coleman Aerospace acquisition.

Segment margin before environmental remediation provision adjustments, retirement benefits, net and unusual items increased primarily due to favorable contract performance on the THAAD program due to reduced program risks and cost reductions partially offset by losses in the current period on electric propulsion contracts.

Backlog

A summary of the Company’s backlog is as follows:

	September 30, 2017	December 31, 2016

	(In billions)

Funded backlog	$2.1	$2.3
Unfunded backlog	2.2	2.2
Total contract backlog	$4.3	$4.5

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company’s control. Of the Company’s September 30, 2017 total contract backlog, approximately 45%, or $1.9 billion, is expected to be filled within one year as compared with 38%, or $1.7 billion, at December 31, 2016.

Real Estate Segment

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

	(In millions)

Net sales	$1.6	$1.6	$4.8	$4.8
Segment performance	0.5	0.8	2.1	2.5

Net sales and segment performance consist primarily of rental property operations.

Additional Information

Costs included in income (loss) before income taxes for the periods presented are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

	(In millions)

Rocketdyne Business acquisition costs not allocable to the Company’s U.S. government contracts:
Amortization of the Rocketdyne Business intangible assets	$3.0	$3.0	$8.9	$9.0
Depreciation associated with the fair value adjustments to tangible assets	0.6	1.8	2.7	5.0
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business inventory	—	0.1	0.1	0.2
Total Rocketdyne Business acquisition costs	3.6	4.9	11.7	14.2
Other costs:
Retirement benefits, net (1)	11.4	10.4	29.4	31.0
Environmental remediation provision	0.5	16.4	2.2	16.9
Interest expense	7.7	5.9	22.9	27.4
Loss on debt	—	34.1	—	34.5
Stock-based compensation expense	11.0	2.3	21.2	7.7

_______
(1)  Retirement benefits are net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company’s recoverable tax-qualified pension costs in the third quarter and first nine months of fiscal 2017 totaled $6.9 million and $25.5 million, respectively. The Company’s recoverable tax-qualified pension costs in the third quarter and first nine months of fiscal 2016 totaled $6.9 million and $20.7 million, respectively.

Debt Activity

The Company’s debt principal activity since December 31, 2016 was as follows:

	December 31, 2016	Cash Payments	Non-cash Equity Conversion	September 30, 2017

	(In millions)

Term loan	$390.0	$(15.0)	$—	$375.0
2.25% Convertible Senior Notes	300.0	—	—	300.0
4 1/16% Convertible Subordinated Debentures	35.6	—	(35.6)	—
Total Debt and Borrowing Activity	$725.6	$(15.0)	$(35.6)	$675.0

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit findings of the Company’s business by the U.S. government;
  the estimates or judgments the Company makes, or the assumptions the Company relies on, in preparing consolidated financial statements could prove to be inaccurate;
  cost overruns on the Company’s contracts that require the Company to absorb excess costs;
  failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  the Company’s Competitive Improvement Program may not be successful in aligning the Company’s operations to current market conditions or in achieving the anticipated costs savings and other benefits within the expected timeframes;
  the Company’s international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect its operations;
  costs and time commitment related to potential and/or actual acquisition activities may exceed expectations;
  the Company’s inability to adapt to rapid technological changes;
  failure of the Company’s information technology infrastructure including a successful cyber-attack, accident, unsuccessful outsourcing of certain information technology and cyber security functions, or security breach that could result in disruptions to the Company’s operations;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, explosion, or unplanned ignition of dangerous materials used in the Company’s businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company’s current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  significant risk exposures and potential liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company’s patents and proprietary rights;
  business disruptions to the extent not covered by insurance;
  the substantial amount of debt which places significant demands on the Company’s cash resources and could limit the Company’s ability to borrow additional funds or expand its operations;
  the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to past or future divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;
  restatement of previously issued consolidated financial statements may lead to additional risks and uncertainties;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company’s reports filed with the SEC.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company’s excess real estate assets. More information can be obtained by visiting the company’s website at www.aerojetrocketdyne.com.

Contact information:
Investors:
Paul R. Lundstrom, vice president and chief financial officer 310.252.8142
Brendan King, vice president, investor relations  916.351.8618

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

	(In millions, except per share amounts)

Net sales	$484.1	$463.8	$1,349.0	$1,229.1
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	417.1	405.4	1,153.7	1,071.6
Selling, general and administrative	22.5	10.8	55.7	36.0
Depreciation and amortization	18.6	15.4	54.0	45.9
Other expense, net	0.6	17.6	1.0	19.3
Total operating costs and expenses	458.8	449.2	1,264.4	1,172.8
Operating income	25.3	14.6	84.6	56.3
Non-operating (income) expense:
Loss on debt	—	34.1	—	34.5
Interest income	(1.0)	(0.1)	(2.3)	(0.4)
Interest expense	7.7	5.9	22.9	27.4
Total non-operating expense, net	6.7	39.9	20.6	61.5
Income (loss) before income taxes	18.6	(25.3)	64.0	(5.2)
Income tax provision (benefit)	6.0	(14.2)	21.2	(5.1)
Net income (loss)	$12.6	$(11.1)	$42.8	$(0.1)
Earnings Per Share of Common Stock
Basic and Diluted
Net income (loss) per share	$0.17	$(0.17)	$0.57	$—
Weighted average shares of common stock outstanding, basic	73.5	67.0	72.8	64.6
Weighted average shares of common stock outstanding, diluted	73.9	67.0	73.0	64.6

Aerojet Rocketdyne Holdings, Inc.
Unaudited Operating Segment Information
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

	(In millions)

Net Sales:
Aerospace and Defense	$482.5	$462.2	$1,344.2	$1,224.3
Real Estate	1.6	1.6	4.8	4.8
Total Net Sales	$484.1	$463.8	$1,349.0	$1,229.1
Segment Performance:
Aerospace and Defense	$53.5	$46.4	$151.6	$122.3
Environmental remediation provision adjustments	(0.5)	(16.4)	(1.6)	(16.8)
Retirement benefits, net (1)	(6.4)	(5.6)	(14.4)	(16.8)
Unusual items	0.1	(0.2)	2.0	—
Aerospace and Defense Total	46.7	24.2	137.6	88.7
Real Estate	0.5	0.8	2.1	2.5
Total Segment Performance	$47.2	$25.0	$139.7	$91.2
Reconciliation of segment performance to income (loss) before income taxes:
Segment performance	$47.2	$25.0	$139.7	$91.2
Interest expense	(7.7)	(5.9)	(22.9)	(27.4)
Interest income	1.0	0.1	2.3	0.4
Stock-based compensation expense	(11.0)	(2.3)	(21.2)	(7.7)
Corporate retirement benefits	(5.0)	(4.8)	(15.0)	(14.2)
Corporate and other expense, net	(5.9)	(3.3)	(17.9)	(13.0)
Unusual items	—	(34.1)	(1.0)	(34.5)
Income (loss) before income taxes	$18.6	$(25.3)	$64.0	$(5.2)

_____
(1)  Retirement benefits are net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company’s recoverable tax-qualified pension costs in the third quarter and first nine months of fiscal 2017 totaled $6.9 million and $25.5 million, respectively. The Company’s recoverable tax-qualified pension costs in the third quarter and first nine months of fiscal 2016 totaled $6.9 million and $20.7 million, respectively.

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations. It is on this basis that management internally assesses the financial performance of its segments.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet
	September 30, 2017	December 31, 2016

	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$392.5	$410.3
Accounts receivable	283.1	136.4
Inventories	160.8	185.1
Recoverable from the U.S. government and other third parties for environmental remediation costs	26.7	25.2
Receivable from Northrop Grumman Corporation (“Northrop”)	6.0	6.0
Other current assets, net	71.0	91.7
Total Current Assets	940.1	854.7
Noncurrent Assets
Property, plant and equipment, net	349.6	366.0
Real estate held for entitlement and leasing	93.4	91.8
Recoverable from the U.S. government and other third parties for environmental remediation costs	225.5	239.8
Receivable from Northrop	60.0	62.0
Deferred income taxes	251.2	292.5
Goodwill	160.0	158.1
Intangible assets	88.4	94.4
Other noncurrent assets, net	126.7	90.2
Total Noncurrent Assets	1,354.8	1,394.8
Total Assets	$2,294.9	$2,249.5
LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$22.4	$55.6
Accounts payable	126.2	96.2
Reserves for environmental remediation costs	35.8	37.1
Postretirement medical and life insurance benefits	5.2	5.2
Advance payments on contracts	182.7	221.8
Other current liabilities	192.6	167.8
Total Current Liabilities	564.9	583.7
Noncurrent Liabilities
Long-term debt	596.2	608.0
Reserves for environmental remediation costs	298.6	312.6
Pension benefits	486.5	548.2
Postretirement medical and life insurance benefits	35.4	37.4
Other noncurrent liabilities	162.0	124.0
Total Noncurrent Liabilities	1,578.7	1,630.2
Total Liabilities	2,143.6	2,213.9
Commitments and contingencies
Redeemable common stock	—	1.1
Stockholders’ Equity
Preference stock	—	—
Common stock	7.4	6.9
Other capital	501.3	456.9
Treasury stock at cost	(64.5)	(64.5)
Accumulated deficit	(19.0)	(61.8)
Accumulated other comprehensive loss, net of income taxes	(273.9)	(303.0)
Total Stockholders’ Equity	151.3	34.5
Total Liabilities, Redeemable Common Stock and Stockholders’ Equity	$2,294.9	$2,249.5

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Nine months ended September 30,
	2017	2016

	(In millions)
Operating Activities
Net income (loss)	$42.8	$(0.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	54.0	45.9
Amortization of debt discount and deferred financing costs	6.3	1.7
Stock-based compensation	21.2	7.7
Retirement benefits, net	(16.2)	17.8
Loss on debt	—	34.5
Loss on disposal of long-lived assets	0.3	0.4
Changes in assets and liabilities, net of effects from acquisition:
Accounts receivable	(135.2)	22.2
Inventories	24.3	(1.0)
Other current assets, net	20.6	(13.3)
Real estate held for entitlement and leasing	(2.2)	(4.5)
Receivable from Northrop	2.0	0.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	12.8	(36.8)
Other noncurrent assets	(47.2)	(12.3)
Accounts payable	28.1	11.5
Advance payments on contracts	(39.1)	(26.9)
Other current liabilities	8.5	(57.8)
Deferred income taxes	23.5	9.2
Reserves for environmental remediation costs	(15.3)	51.0
Other noncurrent liabilities and other	36.7	(0.9)
Net Cash Provided by Operating Activities	25.9	49.2
Investing Activities
Purchase of Coleman	(17.0)	—
Proceeds from sale of technology	—	0.5
Capital expenditures	(10.5)	(30.5)
Net Cash Used in Investing Activities	(27.5)	(30.0)
Financing Activities
Proceeds from issuance of debt	—	500.0
Debt issuance costs	—	(3.7)
Debt repayments	(15.0)	(595.3)
Repurchase of shares for withholding taxes and option costs under employee equity plans	(5.7)	(2.4)
Proceeds from shares issued under equity plans	4.5	3.0
Net Cash Used in Financing Activities	(16.2)	(98.4)
Net Decrease in Cash and Cash Equivalents	(17.8)	(79.2)
Cash and Cash Equivalents at Beginning of Period	410.3	208.5
Cash and Cash Equivalents at End of Period	$392.5	$129.3
Supplemental disclosures of cash flow information
Cash paid for interest	$15.2	$35.2
Cash refund for income taxes	21.3	0.2
Cash paid for income taxes	2.7	30.5
Conversion of debt to common stock	35.6	43.0

Use of Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to measure its operating performance. The Company believes that to effectively compare core operating performance from period to period, the metric should exclude items relating to retirement benefits, significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, ongoing and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP net income (loss) adjusted by income tax provision (benefit), interest expense, interest income, depreciation and amortization, retirement benefits, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net income as determined in accordance with GAAP.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

	(In millions, except percentage amounts)

Net income (loss)	$12.6	$(11.1)	$42.8	$(0.1)
Income tax provision (benefit)	6.0	(14.2)	21.2	(5.1)
Interest expense	7.7	5.9	22.9	27.4
Interest income	(1.0)	(0.1)	(2.3)	(0.4)
Depreciation and amortization	18.6	15.4	54.0	45.9
Retirement benefits, net (1)	11.4	10.4	29.4	31.0
Unusual items	(0.1)	34.3	(1.0)	34.5
Adjusted EBITDAP	$55.2	$40.6	$167.0	$133.2
Net income (loss) as a percentage of net sales	2.6%	(2.4)%	3.2%	—%
Adjusted EBITDAP as a percentage of net sales	11.4%	8.8%	12.4%	10.8%

_____
(1) Retirement benefits are net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company’s recoverable tax-qualified pension costs in the third quarter and first nine months of fiscal 2017 totaled $6.9 million and $25.5 million, respectively. The Company’s recoverable tax-qualified pension costs in the third quarter and first nine months of fiscal 2016 totaled $6.9 million and $20.7 million, respectively.

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measure of free cash flow. The Company uses this financial measure, both in presenting its results to stakeholders and the investment community, and in its internal evaluation and management of the business. Management believes that this financial measure is useful because it presents the Company’s business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

	(In millions)

Net cash (used in) provided by operating activities	$(11.8)	$45.1	$25.9	$49.2
Capital expenditures	(4.4)	(11.0)	(10.5)	(30.5)
Free cash flow(1)	$(16.2)	$34.1	$15.4	$18.7

_______

(1) Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company believes Free Cash Flow is useful as it provides supplemental information to assist investors in viewing the business using the same tools that management uses to gauge progress in achieving the Company’s goals.

Because the Company’s method for calculating the Non-GAAP measures may differ from other companies’ methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.